EXHIBIT (4)(xvi)


                                      April 23, 1997



     Plymouth Rubber Company, Inc.
     104 Revere Street
     Canton, Massachusetts 02021


     Gentlemen:

          Plymouth Rubber Company, Inc., a Massachusetts corporation ("Borrower") and LaSalle National Bank, a national banking association ("Bank") have entered into that certain Loan and Security Agreement dated June 6, 1996 (the "Security Agreement"). From time to time thereafter, Borrower and Bank may have executed various amendments (each an "Amendment" and collectively the "Amendments") to the Security Agreement (the Security Agreement and the Amendments hereinafter are referred to, collectively, as the "Agreement"). Borrower and Bank now desire to further amend the Agreement as provided herein, subject to the terms and conditions hereinafter set forth.

          NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

        1.     The Agreement hereby is amended as follows:

     (a)       Paragraph (8) of Exhibit A of the Agreement is deleted in its entirety and the following is substituted in its place:

        (8)    TANGIBLE NET WORTH: Notwithstanding the provisions of
                    subparagraph 11(o) of the Agreement, Borrower and Brite-Line shall at all times maintain an aggregate tangible net worth of not less than the Minimum Tangible Net
                    Worth, as hereinafter defined.  At all times from March
                    1, 1997 through November 29, 1997, "Minimum Tangible Net Worth" shall equal One Million Sixty-Nine Thousand and No/100 Dollars ($1,069,000.00). From November 30, 1997
                    through November 29, 1998, Minimum Tangible Net Worth shall equal One Million Three Hundred Nineteen Thousand and No/100 Dollars ($1,319,000.00). Thereafter, from November 30th of each year through November 29th of the following year, Minimum Tangible Net Worth shall be equal to Minimum Tangible Net Worth on the last day of the immediately preceding fiscal year plus Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00). "Tangible Net Worth" being defined for purposes of this subparagraph as Borrower's and Brite-Line's shareholders' equity
                    (including retained earnings) less the book value of all intangible assets as determined solely by Bank on a consistent basis plus the amount of any LIFO reserve plus the amount of any debt subordinated to Bank, all as determined under generally accepted accounting principles applied on a basis consistent with the financial statement dated March 1, 1996 except as set forth herein. For purposes of this subparagraph, (a) intangible assets are: (i) intangible asset-FAS #87,(ii) deferred tax asset, net of the valuation reserve-FAS #109, and (iii) trade names and (b) pension liability adjustments are excluded.


     Plymouth Rubber Company, Inc.
     April 23, 1997
     Page Two






        2.     This Amendment shall not become effective until fully
                    executed by all parties hereto.

        3.     Except as expressly amended hereby and by any other
                    supplemental documents or instruments executed by either party hereto in order to effectuate the transactions contemplated hereby, the Agreement and Exhibit A thereto hereby are ratified and confirmed by the parties hereto and remain in full force and effect in accordance with the terms thereof.


                                    LASALLE NATIONAL BANK,
                                    a national banking association



                                    By:
                                   Title:


     Accepted and agreed to this
      7th day of May , 1997.

     PLYMOUTH RUBBER COMPANY, INC.


     By:
     Title:

     Consented and agreed to by the following guarantor of the obligations of PLYMOUTH
     RUBBER COMPANY, INC. to LASALLE NATIONAL BANK.


     BRITE-LINE TECHNOLOGIES, INC.


     By:

     Title:

     Date: